Articles of Amendment to
                        Articles of Incorporation of

                            AAB National Company

(Name of corporation as currently filed with the Florida Dept. of State)

                               P04000019818

                 (Document number of corporation, if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its articles of incorporation:

NEW CORPORATE NAME (if changing):

                            Diamond Energy Partners, Inc.

(must contain the word "corporation", "company", or "incorporated" or the abbreviation "Corp.", "Inc.", or "Co.") (A professional corporation must contain the word "chartered", "professional association", or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

1. Article Four of the Articles of Incorporation shall be deleted and the following Article Four shall be inserted in its place:

                                 ARTICLE FOUR

The aggregate number of shares which the Corporation shall have the authority to issue is Three Hundred Million (300,000,000), all of which shall be common shares with a par value of $.01 per share.

2. Article Seven - Section Two of the Articles of Incorporation shall be deleted and the following Article Seven - Section Two shall be inserted in its place:

                            ARTICLE SEVEN  - Section Two

7.02 The names and addresses of the members of the Board of Directors as of 8/15/05 are:

Name                          Address                              Title
--------------         ------------------------------         ---------------
Barney A. Richmond    100 Village Square Crossing Suite 202   Chairman,Director,
             	    Palm Beach Gardens, FL 33410   	      President, Secretary

Richard C. Turner     4200 Oak St. 	                        Treasurer, Director
              	    Palm Beach Gardens, FL 33418

Matt Salmon	          1850 N. Central Ave., Ste 2401	           Director
	                Phoenix, AZ 85004


Barry M. Goldwater, Jr.	3104 E. Camelback, Suite 274	           Director
	                  Phoenix, AZ 85106

Christopher J. Dillon	8899 Main St.	                       Director
                        Williamsville, NY 14221

Linda A. Pellecchia	100 Village Square Crossing Suite 202    Director
             	      Palm Beach Gardens, FL 33410


The date of each amendment(s) adoption:      August 15, 2005

Effective date, if applicable:
                  (no more than 90 days after amendment file date)



Adoption of Amendment(s)     (CHECK ONE)

	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by."
                         (voting group)

X	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this:   15th        day of       August,   2005.

Signature

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)


                             Richard C. Turner
                 (Typed or printed name of person signing)

                                 Treasurer
	                   (Title of person signing)




FILING FEE: $35